Exhibit 99.1

1400 Union Meeting Road
Blue Bell, PA 19422
Phone: 215-619-2700

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

FOR IMMEDIATE RELEASE

C&D Technologies Announces Completion of Reverse Stock Split

BLUE BELL, Pa., March 15, 2011 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (the “Company”) announced today that it filed an amendment (the “Amendment”) to its amended and restated certificate of incorporation to decrease the number of authorized shares of the Company’s common stock, par value $.01 per share (“Common Stock”), from 600,000,000 to 25,000,000 (the “Authorized Share Reduction”). The Amendment also effected a reverse stock split of the issued and outstanding and treasury shares of Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”).

Pursuant to the Reverse Stock Split, each 35 shares of the issued and outstanding and treasury shares of Common Stock will be combined and reclassified into 1 share of Common Stock. Each stockholder otherwise entitled to receive a fractional share of Common Stock as a result of the reverse stock split will receive one full share of Common Stock in lieu of the Company issuing such fractional share or paying cash in respect thereof.

The Table below sets forth the effect of the Reverse Stock Split. The columns labeled “After Reverse Stock Split” and “After Authorized Share Reduction” in the table do not reflect the adjustments that will result from the elimination of fractional shares of our common stock in connection with the Reverse Stock Split as described above. We cannot calculate at this time the number of whole shares that will be issued in lieu of fractional shares as a result of the Reverse Stock Split.

Shares of Common Stock	Prior to Reverse Stock Split And Authorized Share Reduction	After Reverse Stock Split	After Reverse Stock Split and Authorized Share Reduction
Authorized	600,000,000	600,000,000	25,000,000
Issued and outstanding	529,898,953	15,139,971	15,139,971
Available for issuance	70,101,047	584,860,029	9,860,029

The Company previously filed an Information Statement on Schedule 14C with the Securities and Exchange Commission describing, among other things, the Authorized Share Reduction and the Reverse Stock Split.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies’ engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, Pennsylvania. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, updated to reflect certain subsequent events as detailed in the Current Report on Form 8-K, filed on October 20, 2010, which should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2010, including the risk factors contained therein.